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                                                                    Exhibit 10.2

FOR IMMEDIATE RELEASE

Media Contact:      Pam Della Russo
GD&A Public Relations
303-623-2845 or 720-320-6698 (mobile)
pam@gda-pr.com

Diana Garelik
Webb Interactive Services, Inc.
303-308-3222
dgarelik@webb.net


                     WEBB ANNOUNCES NEW ROUND OF FINANCING


DENVER - March 1, 2001 - WEBB Interactive Services, Inc., (NASDAQ:WEBB) announced today that it has closed on the first half of a $5.0 million private placement of Series C, 0%, Convertible Preferred Stock and warrants with Castle Creek Technology Partners, LLC. In the initial closing, Webb sold 2,500 shares of Series C-1 Preferred at a price of $1,000 per share, convertible into a total of 1,000,000 shares of common stock, and issued a warrant to purchase an additional 500,000 shares at $3.75 per share. The Company has the right to call the warrant under certain circumstances.

Upon the effectiveness of a registration statement covering the shares, the investor has committed, subject to certain conditions, to purchase an additional $2.5 million of Series C-2, 0%, Convertible Preferred Stock. This additional preferred stock will be convertible into common stock at a price equal to 80% of the market price for the Company's common stock at the time of the transaction. A warrant to purchase additional shares of common stock will be issued at a ratio of one share for each five (1:5) shares of common stock into which the preferred stock is convertible at an exercise price of 150% of the conversion price.

The Company further stated that it is in discussions with financial and strategic investors to raise additional funds with which to support operations and continued investment in the Company's Jabber.com, Inc. subsidiary. "Jabber.com has just released its first enterprise-level IM product and is actively signing licensing agreements," stated Perry Evans, Webb President and CEO. "Based on our confidence that Jabber.com's enterprise value will increase substantially during the next several

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months, we are continuing to fund Jabber operations internally until the market for outside financings becomes more favorable. The Castle Creek funding was the critical first step in supporting our continued investment in our AccelX local commerce business and in Jabber.com, " he continued.

"I am pleased that we were able to close this round of financing in the current environment and, upon completion of this and related financing programs, to provide the resources necessary to meet our operating plan through to profitability," said Bill Cullen, Webb's Chief Financial Officer. Cullen added, "We have reviewed numerous financing alternatives over the past several months and welcome the continued strong support of our largest shareholder, Castle Creek."

About Webb Interactive Services, Inc.
Webb Interactive Services (www.webb.net) provides innovative online commerce solutions that help small businesses generate leads, increase buyer-seller interaction and strengthen customer relationships. Webb has pioneered an advanced XML-based technology platform, upon which it provides application services that lead the convergence of instant messaging and commerce. Webb clients include CBS Switchboard, Inc., Bell Canada's ActiMedia, VNU World Directories, SmallOffice.com, Corel Corporation, VetConnect, AdvisorWorld and RE/MAX International, Inc.

About Jabber.com
Jabber.com, Inc., a subsidiary of Webb Interactive Services (NASDAQ:
WEBB), is the premiere provider of commercial Jabber solutions, products and services targeting the enterprise and service provider markets. Jabber is the only open source instant messaging (IM) platform that leverages XML technology and a distributed client/server architecture to give each company complete control over their IM services, applications and branding. Jabber's robust development tools and extensible architecture make it ideal for deploying any application that requires real-time XML messaging and presence management. Jabber's web site can be found at www.Jabber.com.

Information and statements in this report, other than historical information, should be considered forward-looking and reflect management's current views of future events and financial performance that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially include, but are not limited to, the following: general economic conditions and developments within the Internet and Intranet industries; product development and technology changes; availability of external financing; competition and pricing pressures; length of the sales cycle; variability of sale order flow and management stability.

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